Exhibit 99.1
BSB BANCORP, INC.	Earnings Release
58-68 Exchange St. Binghamton, New York 13901
For Further Information, Contact: Rexford C. Decker Senior Vice President & CFO (607) 779-2320 Website: www.bsbbank.com

BSB Bancorp, Inc. Announces Fourth Quarter Net Income of $4.0 Million

And Annual Net Income of $1.8 Million

BINGHAMTON, N.Y.—January 23, 2003—BSB Bancorp, Inc. (NASDAQ/NMS:BSBN), the bank holding company for BSB Bank & Trust Company (“BSB”), a diversified financial services organization serving Central New York with total assets of approximately $2.0 billion, today announced financial results for the fourth quarter and full-year 2002.

Highlights:  Quarter Ended December 31, 2002

•	Residential mortgage loan originations increased to $97.6 million for the fourth quarter of 2002 compared to $31.4 million for the third quarter of 2002
•	Net interest income increased approximately $500,000 over third quarter of 2002
•	Allowance to non-performing loans ratio increased to 125.0 percent from 114.4 percent at September 30, 2002 and 97.0 percent at December 31, 2001

BSB’s net income for the quarter ended December 31, 2002 was $4.0 million or $0.41 per diluted share, compared to $3.9 million or $0.41 per diluted share for the third quarter of 2002 and $4.9 million or $0.49 per diluted share for the fourth quarter of 2001.

BSB had another strong quarter of residential loan growth, as the total residential portfolio grew to $330.3 million at December 31, 2002, an increase of $69.8 million or 26.8 percent from $260.6 million at September 30, 2002. The total residential loan portfolio at December 31, 2002 was up by $109.4 million or 49.5 percent from $220.9 million at December 31, 2001.

Commercial and industrial (“C&I”) loans at December 31, 2002 totaled $492.2 million or 36.5 percent of the total loan portfolio, compared to $557.5 million or 42.4 percent of the total portfolio at September 30, 2002. The portfolio was $750.6 million or 50.6 percent of the total portfolio at December 31, 2001.

Howard W. Sharp, President and Chief Executive Officer, stated, “We continue to be successful in our strategic initiative of shifting our mix of loans, most notably growing our residential real estate and commercial real estate portfolios and reducing our C&I loans. Residential mortgage loan originations grew to $97.6 million in the fourth quarter of 2002, from $31.4 million in the third quarter of 2002. Originations for the full-year 2002 were a record $200.5 million, compared to $90.6 million for the full-year 2001. While we were clearly helped by the interest rate environment during 2002, our success is also owed to the priority we have placed on being the leader in that business in our primary markets and the improved efficiencies of our new BSB Mortgage Corporation facility.

Almost 31 percent of our new mortgage customers also opened a BSB checking account and we are quite pleased with our results in building those core customer relationships.”

Mr. Sharp continued, “We also were successful in growing our commercial real estate portfolio, which increased to $147.0 million at the end of the fourth quarter of 2002, up 20.3 percent compared to $122.1 million at the end of the third quarter of 2002.”

Net interest income increased from $18.8 million in the third quarter of 2002 to $19.3 million in the fourth quarter of 2002 as average earning assets increased $22.4 million from the third quarter of 2002 to the fourth quarter of 2002. Contributing to the increase in net interest income was an increase in the net interest margin, which increased to 3.86 percent in the fourth quarter of 2002 from 3.80 percent in the third quarter of 2002. The increase in earning assets provided approximately $200,000 of the increase in net interest income from the third quarter of 2002 to the fourth quarter of 2002, with changes in interest rates accounting for the remainder of the increase. Especially significant was the decline in the cost of retail certificates of deposit in the fourth quarter of 2002 by 34 basis points from the third quarter 2002, which contributed to a drop in the total cost of funds to 2.71 percent for the fourth quarter from 2.95 percent for the third quarter of 2002.

Non-interest income for the fourth quarter of 2002 increased to $6.6 million from $3.1 million in the third quarter of 2002. Included in the fourth quarter 2002 total was a net gain of approximately $3.1 million from the sale of two branches in the Elmira area. Also included in non-interest income for the fourth quarter was approximately $636,000 of net gains from the repurchase of BSB Capital Trust I Preferred Securities.

Total operating expense for the fourth quarter of 2002 was $11.7 million, an increase of $511,000 compared to the third quarter of 2002 and $661,000 compared to the fourth quarter of 2001. The increase in total operating expense in the fourth quarter of 2002 compared to the third quarter of 2002 was largely due to increases in professional fees of approximately $232,000 and salaries and benefits increases of approximately $175,000. The legal costs associated with the resolution of problem loans continues to keep professional fees high. When comparing the increase in expenses from the fourth quarter of 2002 to the fourth quarter of 2001, the increase in salaries and benefits amounted to $531,000. Salary increases were the result of merit increases effective at the beginning of 2002 and additional staff. In addition, benefit costs rose as a result of higher health care and pension costs.

The provision for loan losses for the fourth quarter of 2002 was $9.8 million compared to $4.5 million for both the third quarter of 2002 and the fourth quarter of 2001. The increased provision for loan losses was primarily due to increased net loan charge-offs, continued high levels of problematic loans, discussed below, as well as the continued economic sluggishness and uncertainty that BSB sees in its primary markets. Fourth quarter net charge-offs were $6.3 million compared to $1.7 million in the third quarter of 2002 and $2.6 million for the fourth quarter of 2001.

Mr. Sharp also stated, “Risk management and asset quality continue to be the focus at BSB and I am pleased to be able to report a decrease in non-performing loans. Non-performing loans at December 31, 2002 were $50.6 million or 3.76 percent of total gross loans outstanding, compared to $52.2 million or 3.98 percent of total gross loans outstanding at September 30, 2002 and $60.7 million or 4.09 percent of total gross loans outstanding at December 31, 2001. Loan loss reserve coverage of non-performing loans also improved, rising to 125.0 percent of non-performing loans from 114.4 percent coverage at September 30, 2002 and 97.0 percent coverage at December 31, 2001. In addition, the reserve to total loans is now at 4.69 percent as compared to 4.55 percent at September 30, 2002 and 3.96 percent at December 31, 2001.”

Other asset quality ratios improved also with performing loans past due 30-89 days declining to $6.1 million at December 31, 2002 from $8.1 million at September 30, 2002, and performing substandard loans dropping to $78.2 million ($12.2 million of which are accruing troubled debt restructured loans) at December 31, 2002 compared to $83.9 million ($5.1 million of which are accruing troubled debt restructured loans) at September 30, 2002. The loan mix continued to get closer to our targets as we ended the year with 36.5 percent C&I loans, 24.5 percent residential mortgage loans, 28.1 percent consumer loans and 10.9 percent commercial real estate.

Highlights: Year Ended December 31, 2002

•	Real estate loans grew $121.5 million and C&I loans declined $258.4 million during 2002
•	Indirect auto originations up 72.5 percent for 2002 compared to 2001
•	Successful Proof of Deposit conversion and seamless sale of branches and credit card portfolio sale accomplished

For the twelve months ended December 31, 2002, BSB had net income of $1.8 million or $0.18 per diluted share, compared to net income of $20.5 million or $2.02 per diluted share for the twelve months ended December 31, 2001, attributed primarily to the increases in the provision for loan losses and operating expenses. The provision for loan losses for the twelve months ended December 31, 2002 was $46.2 million compared to $18.2 million for the comparable period in 2001. A substantial portion of the 2002 provision, $26.7 million, was recorded during the second quarter of 2002 primarily due to specific circumstances affecting individual borrowers and our analysis during the second quarter of other borrowers whose reported financial results revealed deterioration of collateral and repayment ability.

Net interest income for the twelve months ended December 31, 2002 was $78.3 million, compared to $81.3 million during the same period in 2001. While net interest margin for the year 2002 increased slightly to 3.92 percent compared to 3.87 percent for the year 2001, the increase was more than offset by declines in the average balance of earning assets. Average earning asset balances declined 5.2 percent from $2,102.9 million for 2001 to $1,994.5 million for 2002.

Non-interest income for the twelve months ended December 31, 2002 was $17.8 million compared to $13.5 million in 2001, and includes a net gain of approximately $1.8 million on the sale of the Bank’s credit card portfolio that was completed in the first quarter, a net gain of $3.1 million from the sale of two Elmira, New York branches and approximately $726,000 of net gains from the repurchase of $7.0 million of BSB’s Capital Trust I Preferred Securities.

Operating expense for the twelve months of 2002 was $48.3 million, compared to $43.6 million for the same period in 2001. The increase was primarily the result of an increase in salary, pensions and other employee benefit costs of $2.9 million and an increase in professional fees of $684,000. Increases in salary costs for 2002 compared to 2001 consisted of both merit increases and an increase in staffing levels during 2001. The increase in benefit costs related primarily to increased health care and pension costs. Professional fees rose 31 percent mainly attributable to non-performing loan actions.

Stock Repurchase Program

Through its repurchase programs, the Company repurchased 167,070 shares and 315,496 shares of the Company’s currently issued and outstanding shares of common stock during the fourth quarter and twelve months ended December 31, 2002, respectively. Howard W. Sharp, stated, “The Board of Directors adopted the repurchase program because it continues to consider BSB Bancorp’s stock to be an attractive investment.” Mr. Sharp noted that “a principal effect of the repurchase program will be to increase the earnings per share of those shares of BSB Bancorp stock that remain outstanding after the repurchases.”

Elmira Branch Sale

On December 13, 2002, BSB Bank & Trust Company completed the sale of its two Elmira branch offices which had approximately $44.2 million in deposits. There was a net gain of $3.1 million from this transaction.

BSB Capital Trust III

During the fourth quarter, BSB Bancorp, Inc. formed the subsidiary BSB Capital Trust III, for the purpose of issuing preferred securities. The trust issued $15.0 million of floating-rate, non-voting, preferred securities, maturing in 2033. The entire net proceeds to the Trust from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. Proceeds from the issuance of these securities will be used for general corporate purposes.

Bank Owned Life Insurance (“BOLI”)

The Bank purchased $20 million of bank owned life insurance during December 2002. This will provide tax-exempt income from increases in the cash surrender value of life insurance policies.

Forward-Looking Statements

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company’s operations, pricing, products, and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

Profile

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to business and consumers in Broome, Onondaga, Tioga and Chenango counties through its subsidiary, BSB Bank & Trust Company. The Bank serves its customers from 20 full-service banking offices, 26 branch-based and 27 off-premise automatic teller machines, and at 12 proprietary banking service locations (StoreTeller®) situated in a large area supermarket chain. In Broome County, the Bank is the leader in total deposits with 37 percent. More information about BSB can be obtained on the Internet at www.bsbbank.com.

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BSB BANCORP, INC. – CONSOLIDATED	(Dollars in Thousands, Except Share and Per Share Data)
FINANCIAL HIGHLIGHTS (unaudited)

	Quarters Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,

OPERATIONS DATA	2002	2002	2001	2002	2001

Total interest income	$31,085	$31,511	$35,219	$129,488	$163,494
Total interest expense	11,779	12,679	15,326	51,219	82,167
Net interest income	19,306	18,832	19,893	78,269	81,327
Provision for loan losses	9,750	4,500	4,500	46,170	18,224
Non-interest income	6,618	3,124	3,407	17,763	13,532
Operating expense	11,723	11,212	11,062	48,333	43,603
Income tax expense (benefit)	480	2,318	2,874	(254)	12,572
Net income	3,971	3,926	4,864	1,783	20,460

SELECTED FINANCIAL DATA
Yield on earning assets (1)	6.21%	6.37%	7.13%	6.49%	7.77%
Costs of funds (1)	2.71	2.95	3.62	2.97	4.49
Interest rate spread (1)	3.50	3.42	3.51	3.52	3.28
Interest rate margin (1)	3.86	3.80	4.03	3.92	3.87
Return on average assets (1)	0.77	0.77	0.96	0.09	0.95
Return on average equity (1)	10.52	10.50	11.97	1.15	12.87
Equity to assets (2)	7.32	7.33	7.55	7.32	7.55
Operating expenses to average assets (1)	2.27	2.20	2.18	2.34	2.02
Efficiency ratio	51.28	51.07	47.48	52.59	46.11

PER SHARE DATA
Basic earnings	$0.42	$0.41	$0.50	$0.19	$2.05
Diluted earnings	$0.41	$ 0.41	$0.49	$0.18	$2.02
Book value	$15.78	$15.78	$16.19	$15.78	$16.19
Dividends paid	$0.25	$0.25	$0.25	$1.00	$1.00
Dividend payout ratio	60.57%	61.04%	50.46%	539.88%	48.83%
(1) Annualized (2) At period ended

	At December 31, 2002	September 30, 2002	December 31, 2001	December 31,
FINANCIAL CONDITION DATA				2002	2001

Assets	$2,034,667	$2,065,009	$2,062,937	$2,034,667	$2,062,937
Earning assets	1,952,148	1,988,381	2,007,700	1,952,148	2,007,700
Gross loans	1,347,431	1,313,734	1,484,707	1,347,431	1,484,707
Allowance for loan losses	(63,250)	(59,754)	(58,829)	(63,250)	(58,829)
Gross investment securities	598,853	673,215	512,208	598,853	512,208
Unrealized appreciation in AFS securities	14,999	16,488	4,322	14,999	4,322
Interest-bearing deposits	1,287,998	1,319,251	1,337,841	1,287,998	1,337,841
Non-interest-bearing deposits	154,758	161,384	159,096	154,758	159,096
Borrowings	378,118	377,876	360,251	378,118	360,251
Capital securities	48,000	39,000	30,000	48,000	30,000
Shareholders’ equity	148,926	151,296	155,825	148,926	155,825
Non-peforming loans	50,615	52,223	60,675	50,615	60,675
Performing loans, 30-89 days past due	6,120	8,136	18,111	6,120	18,111
Other real estate owned	1,532	4,488	710	1,532	710
Repossessed assets	1,577	492	1,324	1,577	1,324
Trust assets	261,689	244,769	317,940	261,689	317,940
Serviced loans	366,020	407,444	460,874	366,020	460,874

AVERAGE BALANCES
Assets	$2,062,783	$2,036,738	$2,029,009	$2,047,768	$2,156,559
Earning assets	2,002,529	1,980,159	1,974,535	1,994,546	2,102,931
Gross loans	1,331,955	1,307,398	1,502,098	1,359,891	1,657,154
Allowance for loan losses	(59,309)	(58,395)	(57,447)	(57,666)	(59,092)
Gross investment securities	665,756	661,306	421,989	613,761	408,944
Unrealized appreciation in AFS securities	15,249	14,135	10,238	10,612	4,006
Interest-bearing deposits	1,301,042	1,347,559	1,390,387	1,345,866	1,524,027
Non-interest-bearing deposits	156,870	154,778	152,306	150,483	146,492
Borrowings	402,786	330,620	272,993	345,138	274,071
Capital securities	35,946	39,000	30,000	35,786	30,000
Shareholders’ equity	151,006	149,515	162,493	154,472	158,928
Shares outstanding	9,514,115	9,584,896	9,771,603	9,589,361	9,958,952
Diluted shares outstanding	9,611,592	9,692,658	9,980,098	9,740,263	10,114,197

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In Thousands, Except Share and Per Share Data)	December 31, 2002	September 30, 2002	December 31, 2001

ASSETS
Cash and due from banks	$46,912	$53,144	$56,272
Investment securities available for sale, at fair value	538,545	638,458	487,685
Investment securities held to maturity	55,373	34,346	13,774
Federal Home Loan Bank of New York stock	19,934	16,899	15,071
Loans held for sale	4,001	236	9,860
Loans:
Commercial	492,171	557,495	750,552
Consumer	377,961	373,513	378,354
Residential real estate	330,344	260,578	220,935
Commercial real estate	146,955	122,148	134,866

Total loans	1,347,431	1,313,734	1,484,707
Net deferred costs	1,863	1,196	802
Allowance for loan losses	(63,250)	(59,754)	(58,829)

Net loans	1,286,044	1,255,176	1,426,680

Bank premises and equipment	14,545	15,025	14,879
Accrued interest receivable	9,875	10,472	10,502
Other real estate owned and repossessed assets	3,109	4,980	2,034
Bank owned life insurance	20,032	0	0
Other assets	36,297	36,273	26,180

	$2,034,667	$2,065,009	$2,062,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Due to depositors	$1,442,756	$1,480,635	$1,496,937
Borrowings	378,118	377,876	360,251
Other liabilities	16,867	16,202	19,924
Company obligated mandatorily redeemable preferred securities of subsidiaries, holding solely junior subordinated debentures of the Company	48,000	39,000	30,000

Total liabilities	1,885,741	1,913,713	1,907,112

Shareholders’ Equity:
Preferred stock, par value $.01 per share; 2,500,000 shares authorized; none issued Common stock, par value $.01 per share; 30,000,000 shares authorized; 11,660,726, 11,642,301 and 11,535,500 shares issued	117	116	115
Additional paid-in capital	41,704	41,113	39,331
Undivided profits	134,903	133,337	142,748
Accumulated other comprehensive income	8,970	9,861	2,520
Treasury stock, at cost; 2,223,430, 2,056,360 and 1,907,934 shares	(36,768)	(33,131)	(28,889)

Total shareholders’ equity	148,926	151,296	155,825

	$2,034,667	$2,065,009	$2,062,937

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Quarters Ended			Years Ended Dec. 31,
	Dec. 31,	Sept. 30,	Dec. 31,
(In Thousands, Except Per Share Data)	2002	2002	2001	2002	2001

Interest income:
Interest and fees on loans	$22,718	$22,973	$28,502	$96,346	$137,196
Interest on federal funds sold	3	42	292	287	1,101
Interest on investment securities	8,329	8,477	6,333	32,622	25,008
Interest on loans held for sale	35	19	92	233	189

Total interest income	31,085	31,511	35,219	129,488	163,494

Interest expense:
Interest on savings deposits	573	668	823	2,551	4,092
Interest on time accounts	5,680	6,422	9,072	26,401	48,878
Interest on money market deposit accounts	1,166	1,439	1,588	5,667	11,500
Interest on NOW accounts	82	146	378	710	1,522
Interest on borrowed funds	3,630	3,261	2,856	13,162	13,738
Interest on mandatorily redeemable preferred securities of subsidiaries	648	743	609	2,728	2,437

Total interest expense	11,779	12,679	15,326	51,219	82,167

Net interest income	19,306	18,832	19,893	78,269	81,327
Provision for loan losses	9,750	4,500	4,500	46,170	18,224

Net interest income after provision for loan losses	9,556	14,332	15,393	32,099	63,103

Non-interest income:
Service charges on deposit accounts	1,341	1,348	1,323	5,176	5,226
Checkcard interchange fees	388	352	354	1,422	1,284
Mortgage servicing fees	122	252	269	832	1,125
Fees and commissions-brokerage services	168	168	178	886	698
Trust fees	329	260	300	1,308	1,618
Gains on sale of securities, net	22	95	230	292	379
Gain on sale of branch offices, net	3,063	0	0	3,063	299
Gain on sale of credit card portfolio, net	0	0	0	1,806	0
Other income	1,185	649	753	2,978	2,903

Total non-interest income	6,618	3,124	3,407	17,763	13,532

Operating expense:
Salaries, pensions and other employee benefits	6,098	5,923	5,567	24,769	21,828
Building occupancy	1,067	1,056	1,087	4,259	4,304
Advertising and promotion	259	267	298	1,293	931
Professional fees	873	641	704	2,890	2,206
Data processing costs	1,280	1,253	1,312	5,534	5,213
Services	784	647	644	2,905	2,951
Conversion expenses	0	0	0	387	0
Other real estate owned and repossessed asset expenses, net	42	33	(29)	688	211
Other expenses	1,320	1,392	1,479	5,608	5,959

Total operating expense	11,723	11,212	11,062	48,333	43,603

Income before income taxes	4,451	6,244	7,738	1,529	33,032
Income tax expense (benefit)	480	2,318	2,874	(254)	12,572

NET INCOME	$3,971	$3,926	$4,864	$1,783	$20,460

Earnings per share:
Basic	$0.42	$0.41	$0.50	$0.19	$2.05
Diluted	$0.41	$0.41	$0.49	$0.18	$2.02

BSB BANCORP, INC.
NON-PERFORMING ASSETS (unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands)	2002	2002	2002	2002	2001

Non-accrual loans:
Commercial loans	$34,614	$40,447	$39,420	$31,813	$42,424
Residential real estate loans	616	755	722	842	882
Commercial real estate loans	2,647	4,080	1,219	4,342	4,235
Consumer loans	288	365	438	0	0
Troubled debt-restructured loans	12,172	6,219	11,915	19,402	12,255

Total non-accrual loans	50,337	51,866	53,714	56,399	59,796
Accruing loans with principal or interest payments 90 days or more overdue	278	357	374	736	879

Total non-performing loans	50,615	52,223	54,088	57,135	60,675

Other real estate owned and repossessed assets	3,109	4,980	4,872	1,972	2,034

Total non-performing assets	$53,724	$57,203	$58,960	$59,107	$62,709

Total non-performing loans to total loans	3.76%	3.98%	4.10%	4.15%	4.09%

Total non-performing assets to total assets	2.64%	2.77%	2.86%	2.87%	3.04%

Note: Accruing loans classified as troubled debt restructured loans totaled: $13,792,000, $5,052,000, $4,925,000, $7,578,000, and $8,751,000 at December 31, 2002, September 30, 2002, June 30, 2002, March 31, 2002, and December 31, 2001, respectively. The Bank does not consider these loans to be non-performing.

ALLOWANCE AND NET CHARGE-OFFS PER QUARTER (unaudited)

	Quarters ended
(Dollars in Thousands)	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001

Average gross loans outstanding	$1,331,955	$1,307,398	$1,365,925	$1,436,007	$1,502,098

Allowance at beginning of period	$59,754	$56,988	$52,785	$58,829	$56,905

Charge-offs:
Commercial loans	7,271	2,285	23,052	10,326	1,686
Consumer loans	967	1,359	432	1,664	2,501
Residential real estate loans	17	16	40	15	29
Commercial real estate loans	0	0	1,112	0	0

Total loans charge-offs	8,255	3,660	24,636	12,005	4,216
Recoveries	2,001	1,926	2,119	761	1,640

Net charge-offs	6,254	1,734	22,517	11,244	2,576

Provision for loan losses	9,750	4,500	26,720	5,200	4,500

Allowance at end of period	$63,250	$59,754	$56,988	$52,785	$58,829

Ratio of net charge-offs to:
Average gross loans outstanding (annualized)	1.88%	0.53%	6.59%	3.13%	0.69%
Ratio of allowance to:
Non-performing loans	124.96%	114.42%	105.36%	92.39%	96.96%
Period-end loans outstanding	4.69%	4.55%	4.32%	3.83%	3.96%